Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "PLESK CORP." AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE THIRD DAY OF NOVEMBER, A.D. 2010, AT 1:46 O'CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, "PLESK CORP.".

Jeffrey W. Bullock, Secretary of State

4893182 8100H

AUTHENTICATION: 8332149

101059474

DATE: 11-04-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:53 PM 11/03/2010
FILED 01:46 PM 11/03/2010
SRV 101053210 - 4893182 FILE

CERTIFICATE OF INCORPORATION

OF

PLESK CORP.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST: The name of this Corporation: Plesk Corp.

SECOND: The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: 100,000,000 shares with $0.0001 par value.

FIFTH: The name and mailing address of the incorporator is Mimi Sanik 20 Robert Pitt Drive, Suite 214, Monsey, New York 10952.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this November 03, 2010.

/s/Mimi Sanik
Mimi Sanik,
Incorporator